CONTACT:
Michael Archer
Executive Vice President
Chief Financial Officer
Camden National Corporation
(800) 860-8821
marcher@camdennational.bank

FOR IMMEDIATE RELEASE

Camden National Corporation Announces a 5% Increase in its Fourth Quarter 2022 Dividend

CAMDEN, Maine, December 20, 2022 /PRNewswire/ -- Gregory A. Dufour, president and chief executive officer of Camden National Corporation (NASDAQ®: CAC; "Company"), announced today that the board of directors of the Company declared a quarterly dividend of $0.42 per share, an increase of $0.02 per share, or 5%. This quarterly payout results in an annualized dividend yield of 4.10% based on the December 19, 2022 closing price of the Company's common stock at $40.95 per share as reported by NASDAQ. The dividend is payable on January 31, 2023 to shareholders of record on January 13, 2023.

“We are pleased to announce a 5% increase in our dividend to shareholders,” said Dufour. “Over the past ten years, we have increased our cash dividend from $0.67 to now $1.68 per common share on an annualized basis, a 151% increase. This highlights our ability to generate long-term sustainable earnings as well as our commitment to our shareholders.”

About Camden National Corporation

Camden National Corporation is the largest publicly traded bank holding company in Northern New England with $5.6 billion in assets and approximately 620 employees. Camden National Bank, its subsidiary, is a full-service community bank founded in 1875 in Camden, Maine. Dedicated to customers at every stage of their financial journey, the bank offers the latest in digital banking, complemented by personalized service with 58 banking centers, 24/7 live phone support, 66 ATMs, and additional lending offices in New Hampshire and Massachusetts. For the past three years, Camden National Bank was named a Customer Experience (CX) Leader by independent research firm, Greenwich Associates. In 2021, it received awards in two CX categories: U.S. Retail Banking and U.S. Commercial Small Business and the bank was included in the Best Places to Work in Maine, for the second year. Member FDIC. Equal Housing Lender.

Comprehensive wealth management, investment and financial planning services are delivered by Camden National Wealth Management. To learn more, visit CamdenNational.bank.